Exhibit 8.1

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

July 8, 2026

+1 212 506 5000

orrick.com

Bread Financial Funding, LLC

3095 Loyalty Circle

Columbus, Ohio 43219

Re:	Bread Financial Card Issuance Trust (Issuing Entity)

Bread Financial Funding, LLC (Depositor and Transferor)

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for Bread Financial Funding, LLC, a Delaware limited liability company (the “Transferor”), in connection with the Registration Statement on Form SF-3 (the “Registration Statement”), filed on July 8, 2026, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of the offering of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of Bread Financial Card Issuance Trust, a Delaware statutory trust (the “Issuing Entity”). Each Series of Notes is comprised of a number of classes of Notes (each, a “Class”). Each Series of Notes will be issued pursuant to an indenture, dated June 11, 2026 (the “Master Indenture”), as supplemented by an indenture supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the Master Indenture, the “Indenture”), in each case among the Issuing Entity, as issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”) and paying agent, and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”).

SCOPE OF REVIEW; ASSUMPTIONS

Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. As more fully described in the prospectus relating to the Notes forming a part of the Registration Statement (the “Prospectus”) under the heading “Federal Income Tax Consequences,” and the immediately succeeding paragraph, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service.

In formulating our opinions, we have reviewed (i) the Prospectus, (ii) the Indenture, (iii) the Second Amended and Restated Limited Liability Company Agreement of Bread Financial Funding, LLC, dated as of June 11, 2026, (iv) the Amended and Restated Trust Agreement of the Issuing Entity, dated as of June 11, 2026, between the Transferor and BNY Mellon Trust of Delaware, as owner trustee (the “Owner Trustee”), (v) the Transfer Agreement, dated as of June 11, 2026,

July 8, 2026

among the Transferor, the Owner Trustee on behalf of the Issuing Entity, and the Indenture Trustee, (vi) the Receivables Purchase Agreement, dated as of June 11, 2026, between Comenity Capital Bank (the “Bank”) and the Transferor, (vii) the Servicing Agreement, dated as of June 11, 2026, among the Transferor, the Bank, the Owner Trustee on behalf of the Issuing Entity, and the Indenture Trustee, (viii) the Asset Representations Review Agreement, dated as of June 11, 2026, among the Bank, the Transferor, the Owner Trustee on behalf of the Issuing Entity, and FTI Consulting, Inc., as asset representations reviewer, (ix) the Securities Account Control Agreement, dated as of June 11, 2026, among the Owner Trustee on behalf of the Issuing Entity, the Indenture Trustee, and the Securities Intermediary, (x) the Revolving Credit Agreement, dated as of June 11, 2026, between the Transferor and the Bank, and (xi) other documents provided to us that we have deemed necessary or appropriate to review as a basis for this opinion. Additionally, this opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series or Class of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us or changes in the law subsequent to the date hereof. Because the Prospectus contemplates Series and Classes of Notes with numerous different characteristics, the particular characteristics of each Series or Class of Notes and any more specific tax discussion set forth in the prospectus pursuant to which a particular Series or Class of Notes is offered must be considered in determining the applicability of this opinion to any such Series or Class of Notes.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions.

OPINION

Based on the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Federal Income Tax Consequences” which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus. However, we are furnishing this opinion to you solely in connection with the Registration Statement and it cannot be relied upon by any other person or for any other purpose without our express written permission.

July 8, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP